Investor Relations Contact:    Sheila Ray 404.239.8684 / sheila.ray@statebt.com

State Bank Financial Corporation Congratulates Major General (Retired) McMahon on Confirmation as Assistant Secretary of Defense and Announces Resignation from Boards of Directors

ATLANTA, GA, November 20, 2017 – On November 17, 2017, shortly after being confirmed by the United States Senate as Assistant Secretary of Defense, Major General (Retired) Robert H. McMahon, a director of State Bank Financial Corporation (the “Company”) and State Bank and Trust Company (the “Bank”), submitted his letter of resignation from the boards of the Company and the Bank effective immediately.

Joe Evans, Chairman of the Company, commented, “Major General (Ret.) McMahon’s resignation was received by his fellow directors with mixed emotions. While he will be greatly missed by his fellow directors as an outstanding contributor and colleague, we wish to express our congratulations to General McMahon and our heartfelt thanks that a person of his character and ability will be serving our country in such a critical role.”

The Company is grateful for General McMahon’s five years of dedicated service to the Company and the Bank.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $5.1 billion in assets as of September 30, 2017, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates a full service banking business and offers a broad range of commercial and retail banking products to our customers throughout seven of Georgia’s eight largest MSAs.

To learn more about State Bank, visit www.statebt.com.